Exhibit 21.1

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
U.S. Subsidiaries
RTI Surgical, Inc.	Delaware
Paradigm Spine, LLC	Delaware
RTI OEM, LLC	Delaware
RTI Surgical, LLC	Delaware
Regeneration Technologies, Inc.—Cardiovascular	Alabama
Biological Recovery Group, Inc.	Delaware
RTI Services, Inc.	Delaware
RTI Donor Services, Inc.	Delaware
Tutogen Medical, Inc.	Florida
Tutogen Medical (United States), Inc.	Florida
Pioneer Surgical Technology, Inc.	Michigan
Angstrom Acquisition Corp. II	Delaware
Pioneer Surgical Orthobiologics, Inc.	Delaware
Zyga Technology, Inc.	Delaware
Andi’s Belmarall, LLC	Delaware
Fourth Dimension Spine, LLC	Delaware

Foreign Subsidiaries
Tutogen Medical GmbH	Germany
RTI Surgical Holdings Luxembourg S.a.r.l.	Luxembourg
Pioneer Surgical Technology B.V.	Netherlands
RTI Surgical GmbH	Germany
RTI Surgical Australia Pty. Limited	Australia
RTI Surgical—Singapore Pte Ltd	Singapore
RTI Surgical Hong Kong Limited	Hong Kong
RTI Surgical UK Ltd	United Kingdom
Paradigm Spine GmbH	Germany
Paradigm Spine Austria GmbH	Austria
Paradigm Spine Switzerland AG	Switzerland
Fourth Dimension Spine GmbH	Germany